EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-110520) and related Prospectus of SafeNet, Inc. for the registration of 11,473,998 shares of its common stock and to the incorporation by reference therein of our report dated February 6, 2003, with respect to the consolidated financial statements and schedule of SafeNet, Inc. and subsidiaries included its Annual Report (Form 10-K/A, Amendment No. 2) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
February 10, 2004